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                                                           EXHIBIT 10.6



                          [LETTERHEAD OF CELERITY]




                                    July 22, 1997



Mark C. Cromwell
4624 Adrian Way
Plano, TX  75024

Dear Mark,


It is our pleasure to offer you employment with Celerity Systems, Inc. in the position of Vice President of Engineering, reporting to Ken Van Meter - CEO, starting no later than August 4, 1997. If you accept this offer your duties will include the responsibility for the development, testing, integration and release of all of the Company's hardware and software for interactive video products and services and such other duties, tasks and work as may be assigned. In addition, and until such time as a Vice President of Operations is named, this position will also manage project management, customer service, installation, production, documentation and training.

The position will pay $10,416.67 per Month, payable in accordance with Celerity's normal payroll schedule.

You will also be eligible for a bonus of up to twenty-five percent (25%) of your annual compensation, prorated based on number of months worked in the calendar year. One-half of the bonus will be based upon the degree of achievement of your management business objectives. These objectives will be mutually agreed upon by yourself and the CEO within ninety (90) days of your employment. The balance of the bonus will be based upon overall company performance. This will be evaluated in January and will be determined solely by management, whose decision is final.

You will be reimbursed for up to $30,000.00 in relocation expenses, receipts and other applicable documentation required.

Additionally on December 31, 1997, subject to approval of the Board of Directors, and your status as a full-time employee on such date; you will be awarded stock options to purchase 24,000 shares of the Company's common stock pursuant to the Employee Stock Option Plan as in effect on that date.

The exercise price will be determined at the time of the issuance of these options, and the requirements of the Plan and related tax laws.

You will be eligible to receive standard Celerity employee benefits provided to full-time employees in accordance with the specific provisions and/or plans of the various benefits.

All of us at Celerity expect a smooth transition and look forward to the contributions you can make to our mutual success. Since there can be no guarantees, however, it is understood that your employment is at will and for no specific length of time. That is, Celerity may terminate your employment at any time with or without cause, and with or without notice, and you may do the same.

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Human Resources will contact you on your first day to complete the necessary payroll procedures and personnel forms.

This offer of employment will remain open until July 25, 1997, unless rescinded or modified. In order for you to accept this offer you must also accept the attached CELERITY SYSTEMS, INC. CONFIDENTIALITY, NON-DISCLOSURE, NON-COMPETE AND INVENTIONS AGREEMENT.

Please accept our congratulations. We certainly hope that you will accept this offer and join our organization.


Sincerely yours,


/s/ Doyal Hodge
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Doyal Hodge
Vice President/CFO
Celerity Systems, Inc.
cc:  Dwight Cook HR

Please acknowledge below your acceptance of this offer and return one of the two originals to me for our records. The other is for your files.


Accepted: /s/ Mark C. Cromwell                           7-24-97
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          Mark C. Cromwell                                Date









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